UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2019

KUSHCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55418	46-5268202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11958 Monarch Street, Garden Grove, CA	92841
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (714) 243-4311

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On January 15, 2019, KushCo Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors identified on the signature pages thereto (the “Purchasers”) pursuant to which the Company agreed to issue and sell an aggregate of 6,476,190 shares of its common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase 3,238,095 shares of Common Stock (“Warrants”) (collectively, the “Securities”), in a registered direct offering (the “Offering”). The Securities were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-221910) initially filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2017, as amended on January 25, 2018 and February 14, 2018, and declared effective on February 28, 2018, and an additional registration statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act, which became effective upon filing on January 16, 2019. Subject to certain ownership limitations, the Warrants will be immediately exercisable at an exercise price equal to $5.75 per share of Common Stock. The Warrants are exercisable for five years from the date of issuance.

The combined per share purchase price for a share of Common Stock and half of a Warrant is $5.25. The closing of the Offering is expected to occur on January 18, 2019. The Company expects the aggregate gross proceeds from the Offering to be approximately $34.0 million. The Company expects the aggregate net proceeds from the Offering, after deducting the placement agent fees and other estimated offering expenses, to be approximately $31.3 million. The Company intends to use the aggregate net proceeds for general corporate purposes, which may include, among other things, working capital, product development, acquisitions, capital expenditures, and other business opportunities.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. Under the Purchase Agreement, the Company has agreed, subject to certain exceptions, not to enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents for a period of 90 days following the closing of the Offering.

A.G.P./Alliance Global Partners (“A.G.P.”) is acting as the lead placement agent in connection with the offering.

Compass Point Research & Trading, LLC, is acting as the co-placement agent for the Offering (“Compass” and together with A.G.P., the “Placement Agents”) ..

The Company agreed to pay the Placement Agents and Northland Securities, Inc., which is acting as a financial advisor in connection with the offering, an aggregate cash fee equal to 7% of the aggregate gross proceeds raised in the Offering pursuant to a Placement Agency Agreement entered into by the Company and the Placement Agents on January 15, 2019 (the “Placement Agency Agreement”). The Company also agreed to reimburse A.G.P. for up to $125,000 of certain of its expenses with respect to the Offering.

The foregoing summaries of the Warrants, the Purchase Agreement and the Placement Agency Agreement (the “Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Warrant, the form of Purchase Agreement and the Placement Agency Agreement that are filed herewith as Exhibits 4.1, 10.1 and 10.2, respectively. The representations, warranties and covenants contained in Transaction Documents were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01.	Other Events.

On January 16, 2019, the Company issued a press release regarding the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Form of Warrant
5.1	Opinion of Holley, Driggs, Walch, Fine, Puzey, Stein & Thompson, LTD
10.1	Form of Securities Purchase Agreement dated January 15, 2019
10.2	Placement Agency Agreement dated as of January 15, 2019
99.1	Press Release of KushCo Holdings, Inc. dated as of January 16, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUSHCO HOLDINGS, INC.
(Registrant)

January 16, 2019	/s/ Nicholas Kovacevich
(Date)	Nicholas Kovacevich Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Form of Warrant
5.1	Opinion of Holley, Driggs, Walch, Fine, Puzey, Stein & Thompson, LTD
10.1	Form of Securities Purchase Agreement dated January 15, 2019
10.2	Placement Agency Agreement dated as of January 15, 2019
99.1	Press Release of KushCo Holdings, Inc. dated as of January 16, 2019